                                                                     EXHIBIT 4.8

Certificate Number                                Aggregate Liquidation Amount

     P-1                                                   $25,000,000
                                                (1,000,000 Preferred Securities)

                              CUSIP NO. 740469200

                  Certificate Evidencing Preferred Securities

                                      of

                            Premier Capital Trust I

                   _______% Cumulative Preferred Securities

              (liquidation amount $25.00 per Preferred Security)


          Premier Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Issuer Trust"), hereby certifies that Cede & Co. (the "Holder") is the registered owner of Twenty-Five Million Dollars ($25,000,000) aggregate liquidation amount of preferred securities of the Issuer Trust representing a preferred undivided beneficial interest in the assets of the Issuer Trust and designated the Premier Capital Trust I ______% Cumulative Preferred Securities (liquidation amount $25.00 per Preferred Security) (the "Preferred Securities"). The Preferred Securities are transferable on the books and records of the Issuer Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer
as provided in Section 5.5 of the Trust Agreement (as defined below).   The
designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Securities are set forth in, and this certificate and the Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Issuer Trust, dated as of November __, 1997, as the same may be amended from time to time (the "Trust Agreement"), among Premier Bancshares, Inc., as Depositor, State Street Bank and Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, and the Holders of Trust Securities, including the designation of the terms of the Preferred Securities as set forth therein. The Holder is entitled to the benefits of the Guarantee Agreement entered into by Premier Bancshares, Inc., as Guarantor, and State Street Bank and Trust Company, as Guarantee Trustee, dated as of November __, 1997 (the "Guarantee Agreement"), to the extent provided therein.

          This Preferred Securities Certificate is a Global Preferred Securities Certificate within the meaning of the Trust Agreement hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary.
This Preferred Securities Certificate is exchangeable for Preferred Securities Certificates registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Trust Agreement and may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary, except in the limited circumstances described in the Trust Agreement.

          Unless this Preferred Securities Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to Premier Capital Trust I or its agent for registration of transfer, exchange or payment, and any Preferred Securities Certificate issued is registered in the name of Cede & Co. or such other name as it requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO A PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

          NO EMPLOYEE BENEFIT OR OTHER PLAN OR INDIVIDUAL RETIREMENT ACCOUNT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") (EACH, A "PLAN"), NO ENTITY WHOSE UNDERLYING ASSETS INCLUDE "PLAN ASSETS" BY REASON OF ANY PLAN'S INVESTMENT IN THE ENTITY (A "PLAN ASSET ENTITY"), AND NO PERSON INVESTING "PLAN ASSETS" OF ANY PLAN, MAY ACQUIRE OR HOLD THIS PREFERRED SECURITIES CERTIFICATE OR ANY INTEREST HEREIN, UNLESS SUCH PURCHASE OR HOLDING IS COVERED BY THE EXEMPTIVE RELIEF PROVIDED BY U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION WITH RESPECT TO SUCH PURCHASE OR HOLDING. ANY PURCHASER OR HOLDER OF THIS PREFERRED SECURITIES CERTIFICATE OR ANY INTEREST HEREIN THAT IS A PLAN OR A PLAN ASSET ENTITY OR IS PURCHASING SUCH SECURITIES ON BEHALF OF OR WITH "PLAN ASSETS" WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING HEREOF THAT (A) THE PURCHASE AND HOLDING OF THE PREFERRED SECURITIES IS COVERED BY THE EXEMPTIVE RELIEF PROVIDED BY PTCE 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION, (B) THE COMPANY AND THE ADMINISTRATIVE TRUSTEES ARE NOT "FIDUCIARIES" WITHIN THE MEANING OF SECTION 3(21) OF ERISA AND THE REGULATIONS THEREUNDER, WITH RESPECT TO SUCH PERSON'S INTEREST IN THE PREFERRED SECURITIES OR THE SUBORDINATED DEBENTURES, AND (C) IN PURCHASING THE PREFERRED SECURITIES SUCH PERSON APPROVES THE PURCHASE OF THE SUBORDINATED DEBENTURES AND THE APPOINTMENT OF THE TRUSTEES.

          The Issuer Trust will furnish a copy of the Trust Agreement and Guarantee Agreement to the Holder without charge upon written request to the Issuer Trust at its principal place of business or registered office.

          Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

          IN WITNESS WHEREOF, one of the Administrative Trustees of the Issuer Trust has executed this certificate this _____ day of November, 1997.


                              PREMIER CAPITAL TRUST I


                              By:
                                 ----------------------------------
                                 Darrell D. Pittard
                                 Administrative Trustee


COUNTERSIGNED AND REGISTERED:

STATE STREET BANK AND TRUST
COMPANY, as Securities Registrar


By:
   -----------------------------
   Authorized Signatory

                                       3